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                                                                      EXHIBIT 18


February 6, 2002

Board of Directors
Allied Devices Corporation
325 Duffy Avenue
Hicksville, NY  11801

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-Q filing pursuant to Item 601 of Regulation S-K.

We have reviewed the consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the three-months ended December 31, 2001. Note 3 to the financial statements describes a change in accounting principle from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method for determining the cost of inventory.

It should be understood that the preferability of one acceptable method of accounting over another for accounting for inventory has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,


/s/ BDO Seidman, LLP
BDO Seidman, LLP